Exhibit (n)(5)

January 19, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 5, 2015 on our review of interim financial information of Apollo Investment Corporation (the “Company”) for the three and six month periods ended September 30, 2015 and 2014 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015 is included in its Registration Statement on Form N-2, dated January 19, 2016.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us